Exhibit 10.24

SEVENTH AMENDMENT TO LEASE DATED SEPTEMBER 15, 2004 (“LEASE”) BETWEEN MISSION OAKS ASSOCIATES, LLC (“LESSOR”) AND DECKERS OUTDOOR CORPORATION (“LESSEE”) FOR 3001 MISSION OAKS BOULEVARD, UNIT B, UNIT C, AND UNIT A-1 , CAMARILLO, CA 93012 (“PREMISES”).

1.              For reference purposes this Seventh Amendment shall be dated September 1, 2011.

2.              Pursuant to the terms of the Lease (inclusive of the First Amendment dated December 1, 2004, the Second Amendment dated May 31, 2005, the Third Amendment dated October 31, 2005, the Fourth Amendment dated December 9, 2005, the Fifth Amendment dated June 19, 2007, and the Sixth Amendment dated October 31, 2007), Lessee leases Unit B, Unit C, and Unit A-1 at 3001 Mission Oaks Boulevard, Camarillo, CA 93012 (“Premises”) totaling 300,000 square feet with the Term for the Premises currently set to expire on November 30, 2012 as set forth in Paragraph 3 of the Sixth Amendment.  Additionally, pursuant to the Fifth and Sixth Amendments, Lessee previously leased on a month-to-month basis that certain “Expansion Premises” known as Unit O-1 and comprising 3,500 square feet, but such month-to-month tenancy has since been terminated by the parties.

3.              Lessor and Lessee hereby acknowledge and agree that the Term for the Premises (Unit B, Unit C, and Unit A-1) is hereby extended so that the new termination date for the Lease shall become November 30, 2018 (“Revised Lease Extension Term”).  Effective as of and retroactive to June 1, 2011 (the “Effective Date”), Lessee’s Base Rent during the Revised Lease Extension Term shall be as follows:

June 1, 2011 — November 30, 2015	$xxx,xxx.xx/month NNN
December 1, 2015 — November 30, 2016	$xxx,xxx.xx/month NNN
December 1, 2016 — November 30, 2017	$xxx,xxx.xx/month NNN
December 1, 2017 — November 30, 2018	$xxx,xxx.xx/month NNN

Notwithstanding anything to the contrary contained in this Seventh Amendment and in the Lease, Lessor and Lessee acknowledge that this Seventh Amendment will be executed by Lessor and Lessee after the Effective Date, and that Lessee has paid Base Rent pursuant to Paragraph 3 of the Sixth Amendment for the months of June, July, August and September 2011 in the total amount of $xxx,xxx.xx (the “Existing Lease Base Rent”). Furthermore, Lessor and Lessee acknowledge that the Base Rent for the months of June, July, August and September 2011 under this Seventh Amendment totals $xxx,xxx.xx (the “Revised Lease Base Rent”). The difference between the Existing Lease Base Rent and the Revised Lease Base Rent equals $xxx,xxx.xx (the “Excess Base Rent Payment”). The Excess Base Rent Payment shall be credited, until exhausted, towards the Base Rent due for October 2011 and November 2011 pursuant to the above rent schedule for the Revised Lease Extension Term.

4.              Lessee shall have one (1) five (5) year option (“Option to Renew”) to extend the term of the Lease for the Premises under the same terms and conditions in the Lease, except as set forth herein. The Option Term would be from December 1, 2018 through November 30, 2023. In order to exercise the Option to Renew, Lessee must provide Lessor with no less than six (6) months prior written notice (“Option Notice”). Lessee shall have no right or ability to exercise the Option to Renew if Lessee is in default of the Lease beyond all applicable notice and cure periods either (i) at the time of giving the Option Notice or (ii) at any time during the period between the giving of the Option Notice and the Option to Renew Effective Date (December 1, 2018).

The Base Rent shall be increased during the initial year of the Option Term and each anniversary thereafter, by taking the Base Rent as existing immediately prior thereto and increasing it by a percentage equal to the percentage increase in the CPI (as defined below) from (x) the month which is fifteen (15) months prior to the then existing month to (y) the month which is three (3) months prior to the then existing month; provided, however, that none of such annual increases shall be less than three percent (3%) or greater than six percent (6%) (of the then existing Base Rent).

As used in this Amendment, the “CPI” shall mean the Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Orange County, All Items (1982/1984 = 100) as published by the United State Department of Labor Bureau of Labor Statistics. Should said Bureau discontinue the publication of the CPI, then Lessor shall designate a generally recognized, comparable substitute index, reasonably acceptable to Lessee, to be used as the new CPI in the computation of the increase in Base Rent. If Lessor and Lessee cannot agree on a substitute index, then a substitute index shall, on application by either party, be selected by the senior officer in the closest office of the Bureau of Labor Statistics or successor department or agency.

5.              Notwithstanding anything to the contrary contained in the Lease, Lessor shall no longer have the right to terminate the Lease during the Revised Lease Extension Term (June 1, 2011 — November 30, 2018) and Paragraph 9 of the Sixth Amendment is hereby deemed to be null and void and no longer applicable.  Notwithstanding the foregoing, Lessor hereby shall have the right during the Option Term (December 1, 2018 — November 30, 2023) to terminate the Lease by providing no less than twenty four (24) months prior written notice to Lessee (“Termination Notice”). The earliest that Lessor can give Lessee its twenty four (24) month written Termination Notice is December 1, 2016 meaning that the earliest that Lessor can terminate the Lease for the Premises is December 1, 2018. Lessor shall be allowed to exercise such right to terminate the Lease quarterly on December 1st, March 1st, June 1st and September 1st within said eligibility period.

6.              Lessee shall be provided with a total Tenant Improvement Allowance not to exceed $xxx,xxx.xx (the “Allowance”) for real property improvements to be made in the Premises and/or for real property improvements to be made in the premises located at the adjacent building at 3175 Mission Oaks Boulevard, Camarillo, CA (the “Adjacent Building”). For example, if Lessee completes real property improvements in the Premises for an amount of $xxx,xxx.xx, and completes real property improvements in the Adjacent Building for an amount of $xxx,xxx.xx, Lessee, pursuant to this Lease, shall only be reimbursed by Lessor $xxx,xxx.xx from the Allowance, and Lessee shall seek reimbursement for the $ xxx,xxx.xx pursuant to the terms of Lessee’s lease for the Adjacent Building. Furthermore, if for example Lessee completes real property improvements in the Premises for an amount totaling the entire Allowance, Lessee shall not have any remaining funds from the Allowance that can be applied towards improvements in the Premises or the Adjacent Building.

In order for Lessee to be reimbursed from the Allowance, Lessee must provide Lessor with (i) copies of paid invoices by Lessee for improvements completed in the Premises, and (ii) copies of lien releases for said work. Within thirty (30) days after delivery of such items to Lessor, Lessor shall deliver to Lessee each requested reimbursement payment until the full amount of the Allowance has been paid (less any portion of the Allowance paid to Lessee in connection with the Adjacent Building).  In the event Lessor fails to deliver to Lessee any such reimbursement payment within such thirty (30) day period, Lessee may offset such amounts from Rent to be paid to Lessor.

7.              The validity of this Seventh Amendment to Lease is contingent on Lessee and the owner for the Adjacent Building (“450 N. Baldwin Park Associates, LLC”) fully executing and delivering on or before ten (10) days following the last date set forth in the signature blocks below on which Lessor and Lessee executed this Seventh Amendment, a fourth amendment to the existing lease for the Adjacent Building by and between Lessee and 450 N. Baldwin Park Associates, LLC, in which Lessee extends its existing lease at the Adjacent Building through November 30, 2018.

8.              Concurrently with the execution of this Amendment, Lessor shall provide Lessee with a Non-Disturbance and Subordination agreement from any existing mortgages, ground lessors or other financing entities in a commercially reasonable form which recognizes all of Tenant’s rights under the Lease, including rent abatement, concessions, tenant improvement allowances, offset and self help rights and pursuant to which the encumbrancer agrees to honor all of Lessor’s obligations under the Lease, including to fund the Allowance.

In addition, any future mortgagor, ground lessor or other financing entities will have to provide a similar non-disturbance agreement to Lessee as a condition precedent to any future subordination of the Lease.

9.              Lessor hereby agrees to use commercially reasonable efforts to perform the following repair and maintenance items at the Premises within sixty (60) days following the date of this Amendment, subject to reimbursement by Lessee if such items are subject to reimbursement under the Lease:

a.              Perform preventive maintenance on the two main power panels;

b.              Repair/paint railings at north entrance;

c.               Trim/remove trees (see pictures);

d.              Repair north wall that has a large crack (see pictures);

e.               Fill holes in ground at north wall (see pictures);

f.                Remove the overgrown brush on west side of building (see pictures);

g.               Repair parking lot lights along east wall between buildings that do not work, the wiring is disconnected; and

h.              Repair overhang at dock doors 15-16 (see pictures).

10.       All other terms and conditions of the Lease (inclusive of all prior Amendments) shall remain in full force and effect. To the extent that there are any discrepancies between this Seventh Amendment and the original Lease (inclusive of all prior Amendments), the terms of this Seventh Amendment shall prevail.

LESSOR:		LESSEE:
MISSION OAKS ASSOCIATES, LLC		DECKERS OUTDOOR CORPORATION.

By:	/s/ Manager	By:	Zohar Ziv

Its:	Manager	Its:	COO

Date:	9/29/11	Date:	9/28/11

		By:	Thomas A. George

		Its:	CFO

		Date:	9/28/11